Exhibit 99.1

PRESS RELEASE

First Community Bancorp

(NASDAQ: FCBP)

Contact:	Matthew P. Wagner Chief Executive Officer 10250 Constellation Boulevard Suite 1640 Los Angeles, CA 90067	Victor R. Santoro Executive Vice President and Chief Financial Officer 10250 Constellation Boulevard Suite 1640 Los Angeles, CA 90067
Phone: Fax:	310-728-1020 310-201-0498	310-728-1021 310-201-0498

FOR IMMEDIATE RELEASE		OCTOBER 18, 2007

FIRST COMMUNITY BANCORP ANNOUNCES EARNINGS FOR THE THIRD
QUARTER OF 2007

—Net Earnings for the Third Quarter of 2007 Totaled $22.2 Million —

—Diluted EPS for the Third Quarter of 2007 is $0.77—

—Net Interest Margin is 6.44% for the Third Quarter 2007—

—Nonaccrual Loans Decrease $1.8 Million to 0.59% of Total Loans—

—The Ratio of the Allowance for Credit Losses to Net Loans is 1.55%—

San Diego, California . . . First Community Bancorp (Nasdaq: FCBP) today announced net earnings for the third quarter ended September 30, 2007 of $22.2 million, or $0.77 per diluted share, compared to net earnings of $22.5 million, or $0.78 per diluted share, for the second quarter of 2007 and net earnings of $21.4 million, or $0.88 per diluted share, for the third quarter of 2006. The decrease in net earnings compared to the second quarter of 2007 resulted primarily from lower net interest income and lower noninterest income offset by decreased overhead expenses and reorganization charges. The increase in net earnings compared to the third quarter of 2006 resulted mostly from higher net interest income due to acquisitions and increased noninterest income offset by higher noninterest expense.

Net earnings for the nine months ended September 30, 2007, were $73.3 million, or $2.53 per diluted share, compared to net earnings of $53.2 million, or $2.39 per diluted share, for the same period of 2006. These increases were due to acquisitions and organic growth.

The comparability of financial information is affected by our acquisitions. Operating results include the operations of acquired entities from the dates of acquisition. We acquired BFI Business Finance, or BFI, in June 2007, which added $124.4 million in assets, Community Bancorp in October 2006, which added $1.0 billion in assets, Foothill Independent Bancorp in May 2006, which added $892.0 million in assets, and Cedars Bank in January 2006, which added $489.3 million in assets.

Matt Wagner, Chief Executive Officer, stated, “During the third quarter, we maintained our focus on credit quality, reducing both nonaccrual loans and our exposure to certain less desirable credits. In the current environment, we are pursuing loan growth selectively to minimize portfolio risk. Loan growth remains challenging as payoffs have kept pace with originations. Nonetheless, we continue to earn at a high level. The acquisition of BFI in the second quarter helped maintain our margin in light of downward pressure and provides an additional avenue for growth going forward.”

Mr. Wagner continued, “Certain deposit initiatives launched in previous quarters have helped attract new deposits as we work to replace those which have left to seek higher rates. While we continue to seek growth where appropriate, we manage our balance sheet to maximize profitability for our shareholders.”

Vic Santoro, Executive Vice President and Chief Financial Officer, commented “The focus of this quarter was credit management, expense control and countering margin pressure.  Nonaccrual loans declined and the allowance for credit losses was 1.55% of net loans. Noninterest expense was lower in the third quarter and reflects the addition of the BFI operation and the savings from the second quarter staff reduction.  Our net interest margin remains healthy at 6.44%, down 3 basis points from the second quarter.  The pressure on the margin resulting from the 50 basis point market rate reduction in mid-September is being countered by our high-yielding loan portfolio acquired from BFI, repayment of high cost subordinated debentures, and interest rate reductions on deposit accounts that went into effect on October 1.”

THIRD QUARTER RESULTS

In thousands, except per share data and percentages	Third Quarter 2007	Second Quarter 2007	% Change	Third Quarter 2006	% Change

Net Earnings	$22,196	$22,525	(1.5)%	$21,375	3.8%
Diluted Share Count	28,988.0	29,015.8	(0.1)%	24,407.6	18.8%
Diluted Earnings Per Share	$0.77	$0.78	(1.3)%	$0.88	(12.5)%
Return on Average Assets (ROA)	1.72%	1.75%	(1.7)%	1.87%	(8.0)%
Return on Average Equity (ROE)	7.31%	7.61%	(3.9)%	9.62%	(24.0)%
Net Interest Margin	6.44%	6.47%	(0.5)%	6.60%	(2.4)%
Efficiency Ratio	48.0%	48.7%	(1.4)%	45.5%	5.7%

The $329,000 decrease in net earnings for the third quarter of 2007 compared to the second quarter of 2007 is due to a combination of lower net interest income, lower gain on sale of loans, higher other income and decreased noninterest expenses. The after-tax decrease in net interest income of $99,000 was due mostly to increased funding costs. The after-tax net loss on sale of loans of $187,000 compares to an after-tax gain of $1.0 million in the second quarter. In the third quarter, we sold two buildings and leased-back the portions of the buildings used for banking purposes, which resulted in an after-tax gain of $230,000; there was no similar item in any of the other quarters presented. Compensation expense decreased $397,000 after-tax due to a combination of the staff reduction at the end of the second quarter and the impact of acquiring BFI. The second quarter of 2007 included an after-tax reorganization charge of $628,000 compared to none in the current quarter.

The increase in net earnings for the third quarter of 2007 compared to the third quarter of 2006 was driven by increased average loans due mostly to acquisitions.

YEAR TO DATE RESULTS

In thousands, except per share data and	Nine Months Ended September 30,
percentages	2007	2006	% Change

Net Earnings	$73,267	$53,229 *	37.6%
Diluted Share Count	29,001.9	22,289.4	30.1%
Diluted Earnings Per Share	$2.53	$2.39 *	5.9%
Return on Average Assets (ROA)	1.86%	1.72%	8.1%
Return on Average Equity (ROE)	8.25%	9.53%	(13.4)%
Net Interest Margin	6.41%	6.73%	(4.8)%
Efficiency Ratio	46.1%	46.0%	(0.3)%

* Includes $142,000 of additional net earnings, or less than $0.01 per diluted share, related to an accounting change.

The increases in net earnings, diluted earnings per share and ROA were due mostly to increased net interest income due to loan growth, lower credit loss provision, and higher gain on sale of loans offset by increased overhead expenses.

BALANCE SHEET CHANGES

Total loans, including loans held for sale and net of unearned income, decreased $51.3 million to $3.9 billion at September 30, 2007, from June 30, 2007. The decrease is due to a decline in real estate construction, commercial and foreign loans. Deposits increased $31.6 million to $3.4 billion at September 30, 2007, from June 30, 2007. Demand deposits totaled $1.3 billion at September 30, 2007, and represented 38% of total deposits at that date.

The declines in residential construction and foreign loan balances were planned to reduce exposures in these segments of our loan portfolio. The commercial loan decline is attributed to competitive forces as other commercial banks seek to diversify away from their residential exposures. Our strong commercial real estate mortgage loan originations during the third quarter were offset by continued loan payoffs. The deposit increase is attributed to the introductions of our sweep product in August and certain checking account products in March. The introduction of our sweep product enabled us to return to the Bank approximately $100 million of customer deposits that were previously placed with an external fund manager. New monies in the checking account products initiated earlier this year total $55.8 million at September 30, 2007, including $25.7 million of growth during the third quarter. The decline in demand deposits was due to a number of factors including customer tax payments and conversion to interest-bearing status through our new sweep and checking account products. Time deposit balances declined during the quarter as we continued to runoff higher cost accounts obtained in our acquisitions.

NET INTEREST INCOME

Net interest income totaled $66.3 million for the third quarter of 2007 compared to $66.5 million for the second quarter of 2007 and $61.7 million for the same period of 2006. The decrease in net interest income compared to the second quarter of 2007 was due mainly to higher interest expense which was offset by increased interest income. Deposit costs increased due to growth in the checking products and the introduction of a sweep account. Borrowing costs increased due to borrowing capacity used to fund common stock repurchases. Subordinated debt costs declined due to a $10.3 million pay-off in June 2007.

Interest and fees on loans increased by $1.4 million to $85.6 million for the third quarter of 2007 compared to the prior quarter. This increase is attributed mostly to the BFI acquisition which was completed at the end of June. During the third quarter, the BFI asset-based loan portfolio averaged $88.4 million and yielded 17.38%. The increase in net interest income for the third quarter of 2007 compared to the third quarter of 2006 was mainly a result of higher interest income from loan growth offset by higher interest expense on funding sources. Interest expense increased $5.5 million for the third quarter of 2007 compared to the same period of 2006 as the volume of our funding sources increased to support loan growth and the cost of funding sources increased due to competitive forces.

Net interest income increased $30.4 million to $202.2 million for the nine months ended September 30, 2007 compared to the same period of 2006. This increase was mainly a result of increased interest income from our loan growth, offset partially by higher interest expense. Interest expense increased due to a combination of increased funding volume and the cost of our funding sources.

NET INTEREST MARGIN

Our net interest margin for the third quarter of 2007 was 6.44%, a decrease of 3 basis points when compared to the second quarter of 2007 and a decrease of 16 basis points when compared to the third quarter of 2006. Our net interest margin is driven by the combination of our asset yield, the high proportion of demand deposit balances to total deposits and our disciplined deposit pricing strategy.

The decrease in the net interest margin in the third quarter of 2007 compared to the second quarter of 2007 is due mostly to an increase in the cost of funds, which more than offset the positive effect of the higher yield on earning assets. The yield on average earning assets was 8.50% and 8.43% for the third and second quarters of 2007. The yield on average loans was 8.63% and 8.57% for the third and second quarters of 2007. The increase in loan yield and overall earning asset yield is attributed to the BFI acquisition at the end of June and the decline in nonaccrual loans during the third quarter. The average cost of deposits was 1.72% and 1.58% for the third and second quarters of 2007. The increase from the second quarter of 2007 was caused by the introduction of a sweep product, growth in the checking products and lower average demand deposit balances. Our relatively low cost of deposits is driven by demand deposit balances, which averaged 40% of average deposits during the third quarter of 2007 and 42% of average deposits during the second quarter. The overall cost of interest-bearing liabilities increased to 3.40% for the third quarter of 2007 compared to 3.30% for the previous quarter due mainly to higher deposit costs.

The decrease in the net interest margin in the third quarter of 2007 compared to the third quarter of 2006 is due mostly to increased deposit costs. The increase in the cost of deposits is due to competitive pressures and the deposit structures of the banks we acquired which tended to have a higher concentration of more costly time deposits.

Our net interest margin for the nine months ended September 30, 2007 was 6.41%, a decrease of 32 basis points when compared to the same period of 2006. The decrease in the net interest margin is primarily the result of higher funding costs and an increased reliance on FHLB advances to fund loan growth and deposit flows.

NONINTEREST INCOME

Noninterest income for the third quarter of 2007 totaled $5.7 million compared to $7.5 million in the second quarter of 2007 and $4.6 million for the third quarter of 2006. The decrease compared to the second quarter of 2007 is due mostly to a decline in gain on sale of loans. We recognized a net loss of $323,000 on the sale of SBA loans compared to net gains of $1.8 million recorded in the second quarter of 2007. The net loss on sale is due to several factors including lower sales volume, lower selling prices due to the recent turmoil in the markets and prepayments on acquired loans whose accounting basis was written up at the time of the Community Bancorp acquisition. The prepayment of the acquired loans reduced the gain on sale by $448,000 in the third quarter. Other noninterest income includes a net gain of $396,000 on the sale and leaseback of two office facilities; there was no such item in the second quarter of 2007. The increase in noninterest income compared to the third quarter of 2006 is due to increased fee volume due to our balance sheet growth and the office facilities gain.

Noninterest income for the nine months ended September 30, 2007 totaled $27.6 million compared to $12.6 million earned in the same period in 2006. The increase in noninterest income results largely from higher gain on sale of loans, the recognition of a $1.9 million discount on the payoff of an acquired loan, higher fee volume due to our business growth, and the office facilities gain.

NONINTEREST EXPENSE ITEMS

Noninterest expense for the third quarter of 2007 totaled $34.5 million compared to $36.0 million for the second quarter of 2007 and $30.1 million for the third quarter of 2006. The decrease compared to the second quarter of 2007 was due mostly to lower reorganization charges, compensation costs and other professional services expense. Reorganization charges totaling $1.1 million for the second quarter of 2007 represented mostly severance costs associated with the elimination of staff positions in branch locations and lending units; there was no similar charge in the third quarter. Total compensation cost declined $685,000 to $17.6 million for the third quarter compared to the second quarter; the cost savings related to the staff reduction in the second quarter was offset, in part, by the compensation costs added through the BFI acquisition. Other professional services expense was lower in the third quarter due to less use of consulting services and lower marketing costs. Most other noninterest expense categories increased for the third quarter compared to the second quarter due mainly to the BFI acquisition.

The increase in noninterest expense in the third quarter of 2007 compared to the third quarter of 2006 relates mainly to higher compensation, increased occupancy costs and increases in most other expense categories. These increases are due to a combination of acquisitions and business growth. The increase in compensation resulted from additional staff added through acquisitions, pay rate increases, and increased benefits costs. The increases were offset by lower data processing and insurance and assessments costs. The data processing cost declined as a result of a contract renegotiation in October 2006 and insurance and assessments declined largely due to Pacific Western Bank’s conversion to a state charter from a national charter.

Noninterest expense includes amortization of time-based and performance-based restricted stock, which is included in compensation, and intangible asset amortization. Restricted stock amortization totaled $2.2 million for the third quarter of 2007 compared to $2.4 million for the second quarter of 2007 and $2.1 million for the third quarter of 2006. Amortization expense for all time-based and performance-based restricted stock awards is estimated to be $8.9 million for 2007. Intangible asset amortization totaled $2.6 million for the third quarter of 2007 and is estimated to be $9.6 million for 2007; this estimate includes amortization related to the $2.7 million BFI customer relationship intangible. The 2007 estimates of both restricted stock award expense and intangible asset amortization are subject to change.

Noninterest expense for the nine months ended September 30, 2007 totaled $105.9 million compared to $84.7 million for the same period in 2006. The increase is due to a combination of acquisitions and business growth.

TAXES

The effective tax rate for both the third and second quarter of 2007 was 40.7% compared to 41.1% for the third quarter of 2006. The effective tax rates are lower than the statutory rates due to tax credits on certain investments and other tax-exempt income.

CREDIT QUALITY

Our nonaccrual loans decreased $1.8 million to $23.0 million at September 30, 2007 from $24.8 million at June 30, 2007. Of the $23.0 million in nonaccrual loans at September 30, 2007, $7.3 million is insured or guaranteed by the SBA or private insurance. Our ratio of nonaccrual loans to total loans, including loans held for sale, decreased to 0.59% at September 30, 2007 compared to 0.63% at June 30, 2007.

At September 30, 2007, the ratio of our allowance for credit losses to loans, net of unearned income, was 1.55% compared to 1.58% at June 30, 2007. The allowance for total credit losses totaled $58.8 million at September 30, 2007 and $60.7 million at June 30, 2007. The decrease in the allowance for credit losses in the third quarter was due mostly to net charge offs of $1.9 million.

No part of the allowance for credit losses is allocated to loans held for sale as they are carried at the lower of aggregate cost or fair value and are shown separately on our balance sheet. The allowance for credit losses applies only to loans held for investment purposes and loan commitments.

REGULATORY CAPITAL MEASURES ARE ABOVE THE WELL-CAPITALIZED MINIMUMS

First Community and its wholly-owned banking subsidiary, Pacific Western Bank, each remained well capitalized at September 30, 2007.

SHARE REPURCHASE PROGRAM

On August 2, 2007, we announced a share repurchase program to repurchase up to $150 million of Company common stock over a twelve-month period, unless shortened or extended by the Board of Directors. The Company repurchased 1.1 million shares of common stock during the third quarter of 2007 at a weighted-average price of $53.70 per share. The stock repurchase program may be limited or terminated at any time without prior notice.

ABOUT FIRST COMMUNITY BANCORP

First Community Bancorp is a bank holding company with $5.1 billion in assets as of September 30, 2007, with one wholly-owned banking subsidiary, Pacific Western Bank. Through 61 full-service community banking branches, Pacific Western provides commercial banking services, including real estate, construction and commercial loans, to small and medium-sized businesses. Pacific Western’s branches are located in Los Angeles, Orange, Riverside, San Diego and San Bernardino Counties. Through its subsidiary BFI Business Finance and its divisions First Community Financial and Pacific Western SBA Lending, Pacific Western also provides working capital financing to growing companies located throughout the Southwest, primarily in the states of Arizona, California and Texas. Additional information regarding First Community Bancorp is available on the Internet at www.firstcommunitybancorp.com. Information regarding Pacific Western Bank is also available on the Internet at www.pacificwesternbank.com.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking information about First Community that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of First Community. First Community cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, implied or projected by, such forward-looking statements. Risks and uncertainties include, but are not limited to: the possibility that personnel changes will not proceed as planned; planned acquisitions and related cost savings cannot be realized or realized within the expected time frame; costs and uncertainties related to the outcome of pending litigation; revenues are lower than expected; competitive pressure among depository institutions increases significantly; the integration of acquired businesses costs more, takes longer or is less successful than expected; the cost of additional capital is more than expected; a change in the interest rate environment reduces interest margins; general economic conditions, either nationally or in the market areas in which First Community operates, are less favorable than expected; legislative or regulatory requirements or changes that adversely affect First Community’s business or regulatory capital requirements, or that alter the regulatory capital treatment of the Company’s trust preferred securities; changes in the securities markets and other risks that are described in First Community’s public filings with the U.S. Securities and Exchange Commission (the “SEC”). If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, First Community’s results could differ materially from those expressed in, implied or projected by such forward-looking statements. First Community assumes no obligation to update such forward-looking statements.

For a more complete discussion of risks and uncertainties, investors and security holders are urged to read First Community Bancorp’s annual report on Form 10-K, quarterly reports on Form 10-Q and other reports filed by First Community with the SEC. The documents filed by First Community with the SEC may be obtained at First Community Bancorp’s website at www.firstcommunitybancorp.com or at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from First Community by directing a request to: First Community Bancorp c/o Pacific Western Bank, 275 North Brea Boulevard, Brea, CA 92821. Attention: Investor Relations. Telephone 714-671-6800.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2007	2006
	(In thousands, except share data)
Assets:
Cash and due from banks	$124,755	$128,910
Federal funds sold	35,000	22,000
Total cash and cash equivalents	159,755	150,910

Interest-bearing deposits in financial institutions	362	501

Federal Reserve Bank and Federal Home Loan Bank stock, at cost	17,379	28,747
Securities available-for-sale	70,656	91,381
Total securities	88,035	120,128

Loans held for sale	99,463	173,319

Loans, net of unearned income	3,807,686	4,189,543
Allowance for loan losses	(50,568)	(52,908)
Net loans	3,757,118	4,136,635

Premises and equipment	26,733	37,102
Intangible assets	810,583	788,510
Cash surrender value of life insurance	67,166	67,512
Other assets	76,161	78,706
Total assets	$5,085,376	$5,553,323

Liabilities and Shareholders’ Equity:
Liabilities:
Noninterest-bearing deposits	$1,317,277	$1,571,361
Interest-bearing deposits	2,125,048	2,114,372
Total deposits	3,442,325	3,685,733

Accrued interest payable and other liabilities	46,683	51,043
Borrowings	275,008	499,000
Subordinated debentures	138,588	149,219
Total liabilities	3,902,604	4,384,995

Shareholders’ Equity:
Common stock	989,677	1,020,132
Retained earnings	193,094	148,367
Accumulated other comprehensive income:
Unrealized gain (loss) on securities available-for-sale, net	1	(171)
Total shareholders’ equity	1,182,772	1,168,328
Total liabilities and shareholders’ equity	$5,085,376	$5,553,323

Shares outstanding (includes 876,520 shares and 750,014 shares at September 30, 2007 and December 31, 2006, underlying unvested stock awards)	29,210,474	29,635,957

Book value per share	$40.49	$39.42

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Quarters Ended			Nine Months Ended September 30,
	9/30/07	6/30/07	9/30/06	2007	2006
	(In thousands, except per share data)
Interest income:
Interest and fees on loans	$85,649	$84,277	$74,726	$260,875	$203,005
Interest on federal funds sold	605	909	62	1,728	192
Interest on time deposits in other financial institutions	5	6	4	17	24
Interest on investment securities	1,268	1,362	2,730	4,006	7,484
Total interest income	87,527	86,554	77,522	266,626	210,705

Interest expense:
Interest expense on deposits	14,924	13,731	8,617	42,080	21,382
Interest expense on borrowings	3,562	3,414	4,238	13,728	9,519
Interest expense on subordinated debentures	2,758	2,955	2,922	8,646	8,069
Total interest expense	21,244	20,100	15,777	64,454	38,970
Net interest income before provision for credit losses	66,283	66,454	61,745	202,172	171,735
Provision for credit losses	—	—	—	—	9,600
Net interest income after provision for credit losses	66,283	66,454	61,745	202,172	162,135

Noninterest income:
Service charges on deposit accounts	2,877	2,850	2,412	8,544	5,957
Other commissions and fees	1,903	1,976	1,495	5,202	4,573
Gain (loss) on sale of loans	(323)	1,779	—	8,981	—
Increase in cash surrender value of life insurance	597	627	616	1,840	1,568
Other income	628	297	124	2,995	473
Total noninterest income	5,682	7,529	4,647	27,562	12,571

Noninterest expense:
Compensation	17,582	18,267	15,708	54,771	45,803
Occupancy	4,799	4,725	3,809	14,285	10,859
Furniture and equipment	1,258	1,195	1,073	3,746	2,815
Data processing	1,507	1,467	1,773	4,532	4,827
Other professional services	1,574	1,795	1,529	4,806	3,665
Business development	780	849	327	2,336	1,027
Communications	825	841	839	2,498	2,214
Insurance and assessments	468	378	716	1,259	1,680
Intangible asset amortization	2,574	2,305	1,791	7,053	4,517
Reorganization charges	—	1,083	—	1,341	407
Other	3,157	3,092	2,562	9,287	6,928
Total noninterest expense	34,524	35,997	30,127	105,914	84,742
Earnings before income taxes and effect of accounting change	37,441	37,986	36,265	123,820	89,964
Income taxes	15,245	15,461	14,890	50,553	36,877
Net earnings before cumulative effect of accounting change	22,196	22,525	21,375	73,267	53,087
Cumulative effect on prior years (to December 31, 2005) of changing the method of accounting for stock-based compensation forfeitures	—	—	—	—	142
Net earnings	$22,196	$22,525	$21,375	$73,267	$53,229

Per share information
Number of shares (weighted average):
Basic	28,899.3	28,885.9	24,252.3	28,884.2	22,064.3
Diluted	28,988.0	29,015.8	24,407.6	29,001.9	22,289.4
Basic earnings per share:
Net earnings before accounting change	$0.77	$0.78	$0.88	$2.54	$2.41
Accounting change (1)	—	—	—	—	—
Basic earnings per share	$0.77	$0.78	$0.88	$2.54	$2.41
Diluted earnings per share:
Net earnings before accounting change	$0.77	$0.78	$0.88	$2.53	$2.39
Accounting change (1)	—	—	—	—	—
Diluted earnings per share	$0.77	$0.78	$0.88	$2.53	$2.39

(1) Less than $0.01 per diluted share for the nine months ended September 30, 2006.

UNAUDITED AVERAGE BALANCE SHEETS

	Quarters Ended			Nine Months Ended September 30,
	9/30/07	6/30/07	9/30/06	9/30/07	9/30/06
	(Dollars in thousands)
Average Assets:
Loans, net of unearned income	$3,938,511	$3,945,574	$3,451,376	$4,065,400	$3,154,518
Investment securities	96,672	104,005	254,608	104,591	251,374
Federal funds sold	47,931	69,585	4,731	44,817	6,006
Interest-bearing deposits in financial institutions	436	498	324	473	887
Average earning assets	4,083,550	4,119,662	3,711,039	4,215,281	3,412,785
Other assets	1,042,212	1,033,326	828,501	1,045,466	724,119
Average total assets	$5,125,762	$5,152,988	$4,539,540	$5,260,747	$4,136,904

Average Liabilities and Shareholders’ Equity:
Average liabilities:
Noninterest-bearing deposits	$1,383,407	$1,464,362	$1,437,035	$1,458,799	$1,340,100

Interest checking	355,303	318,185	252,045	316,227	234,226
Money market accounts	1,136,201	1,062,334	930,323	1,096,241	845,304
Savings	120,484	130,129	141,920	129,644	127,477
Time deposits	451,900	507,162	374,784	509,891	398,627
Interest-bearing deposits	2,063,888	2,017,810	1,699,072	2,052,003	1,605,634
Average deposits	3,447,295	3,482,172	3,136,107	3,510,802	2,945,734
Subordinated debentures	138,650	148,387	130,603	145,365	126,271
Borrowings	279,782	275,052	322,482	360,197	260,287
Other liabilities	55,386	60,595	69,025	57,641	58,036
Average liabilities	3,921,113	3,966,206	3,658,217	4,074,005	3,390,328
Average equity	1,204,649	1,186,782	881,323	1,186,742	746,576
Average liabilities and shareholders’ equity	$5,125,762	$5,152,988	$4,539,540	$5,260,747	$4,136,904

Yield Analysis:
Average earning assets	$4,083,550	$4,119,662	$3,711,039	$4,215,281	$3,412,785
Yield	8.50%	8.43%	8.29%	8.46%	8.25%
Average interest-bearing deposits	$2,063,888	$2,017,810	$1,699,072	$2,052,003	$1,605,634
Cost	2.87%	2.73%	2.01%	2.74%	1.78%
Average deposits	$3,447,295	$3,482,172	$3,136,107	$3,510,802	$2,945,734
Cost	1.72%	1.58%	1.09%	1.60%	0.97%
Average interest-bearing liabilities	$2,482,320	$2,441,249	$2,152,157	$2,557,565	$1,992,192
Cost	3.40%	3.30%	2.91%	3.37%	2.62%
Average subordinated debentures	138,650	148,387	130,603	145,365	$126,271
Cost	7.89%	7.99%	8.88%	7.95%	8.54%
Average borrowings	279,782	275,052	322,482	360,197	$260,287
Cost	5.05%	4.98%	5.21%	5.10%	4.89%
Average interest sensitive liabilities	$3,865,727	$3,905,611	$3,589,192	$4,016,364	$3,332,292
Cost	2.18%	2.06%	1.74%	2.15%	1.56%

Interest spread	5.10%	5.13%	5.38%	5.09%	5.63%
Net interest margin	6.44%	6.47%	6.60%	6.41%	6.73%

DEPOSITS (unaudited)

	As of the Dates Indicated
	9/30/07	6/30/07	12/31/06
	(Dollars in thousands)
Transaction accounts:
Demand deposits	$1,317,277	$1,454,263	$1,571,361
Interest checking	363,394	343,113	295,364
Total transaction accounts	1,680,671	1,797,376	1,866,725
Non-transaction accounts:
Money market	1,206,977	1,016,064	1,090,648
Savings	116,293	124,277	140,820
Time deposits under $100,000	153,685	171,649	235,176
Time deposits over $100,000	284,699	301,386	352,364
Total non-transaction accounts	1,761,654	1,613,376	1,819,008
Total deposits	$3,442,325	$3,410,752	$3,685,733

LOAN CONCENTRATION (unaudited)

	As of the Dates Indicated
	9/30/07 *	6/30/07 *	3/31/07 *	12/31/06 *	9/30/06
	(Dollars in thousands)
Loan Category:
Domestic:
Commercial	$864,114	$882,426	$792,877	$836,665	$705,546
Real estate–construction	795,272	839,564	918,086	939,463	755,813
Commercial real estate–mortgage	2,144,323	2,124,225	2,124,768	2,463,481	1,952,547
Consumer	48,550	46,355	46,755	45,984	46,910
Foreign:
Commercial	57,538	69,236	75,548	83,359	88,826
Other	5,879	5,848	6,342	6,778	6,656
Total gross loans, including loans held for sale	$3,915,676	$3,967,654	$3,964,376	$4,375,730	$3,556,298

* Commercial and commercial real estate-mortgage categories include loans held for sale.

COMPONENTS OF ALLOWANCE FOR CREDIT
LOSSES, NONPERFORMING ASSETS AND CREDIT
QUALITY MEASURES (Unaudited)

	As of or for the:
	Quarter Ended			Year Ended
	9/30/07	6/30/07	3/31/07	12/31/06
	(Dollars in thousands)
ALLOWANCE FOR CREDIT LOSSES:
Allowance for loan losses	$50,568	$52,431	$50,352	$52,908
Reserve for unfunded loan commitments	8,271	8,271	8,271	8,271
Allowance for credit losses	$58,839	$60,702	$58,623	$61,179

NONPERFORMING ASSETS:
Nonaccrual loans	$23,049	$24,796	$27,572	$22,095
Other real estate owned	315	—	479	—
Total nonperforming assets	$23,364	$24,796	$28,051	$22,095

Allowance for loan losses to loans, net of unearned income	1.33%	1.36%	1.32%	1.26%
Allowance for credit losses to loans, net of unearned income	1.55%	1.58%	1.54%	1.46%
Allowance for loan losses to nonaccrual loans	219.4%	211.4%	182.6%	239.5%
Allowance for credit losses to nonaccrual loans	255.3%	244.8%	212.6%	276.9%
Allowance for loan losses to nonperforming assets	216.4%	211.4%	179.5%	239.5%
Allowance for credit losses to nonperforming assets	251.8%	244.8%	209.0%	276.9%
Nonperforming assets to total loans, including loans held for sale, and other real estate owned	0.60%	0.63%	0.71%	0.51%
Nonaccrual loans to total loans, including loans held for sale	0.59%	0.63%	0.70%	0.51%

ALLOWANCE FOR CREDIT LOSSES ROLLFORWARD
AND NET CHARGE-OFF MEASUREMENT (unaudited)

	As of or for the:
	Quarter Ended			Year Ended
	9/30/07	6/30/07	3/31/07	12/31/06
	(Dollars in thousands)
Balance at beginning of period	$60,702	$58,623	$61,179	$32,971
Loans charged-off:
Commercial	(43)	(285)	(463)	(1,083)
Real estate – construction	(660)	—	—	(144)
Real estate – mortgage	(151)	—	(22)	—
Consumer	(7)	(21)	(36)	(189)
Foreign	(1,414)	—	—	(1,691)
Total loans charged-off	(2,275)	(306)	(521)	(3,107)

Recoveries on loans charged-off:
Commercial	87	344	162	1,361
Real estate – mortgage	262	—	—	—
Consumer	20	26	103	171
Foreign	43	30	—	187
Total recoveries on loans charged-off	412	400	265	1,719
Net (charge-offs) recoveries	(1,863)	94	(256)	(1,388)
Provision for credit losses	—	—	—	9,600
Reduction for loans sold	—	(161)	(2,300)	—
Additions due to acquisitions	—	2,146	—	19,996
Balance at end of period	$58,839	$60,702	$58,623	$61,179

Annualized net (charge-offs) recoveries to average loans	(0.19)%	0.01%	(0.02)%	(0.04)%